Exhibit (i)(vi)

100 South Rockland Falls Road

Post Office Box 4175

Wilmington DE, 19807

302.576.9600

302.576.9608 FAX

www.delawarecounselgroup.com

August 30, 2012

The Trustees of Cullen Funds Trust

645 Fifth Avenue

New York, NY 10022

Re: Cullen Funds Trust – Cullen Emerging Markets High Dividend Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Cullen Funds Trust, a Delaware statutory trust (the "Trust"), in connection with the matters relating to the shares of beneficial interest in Cullen Emerging Markets High Dividend Fund (the “Shares”). At your request, this opinion is being furnished to you. Capitalized terms used herein and not otherwise defined are used as defined in the Agreement and Declaration of Trust, effective March 25, 2000, by James P. Cullen, as initial trustee, as amended by the Trustees of the Trust at a meeting held on May 10, 2001 (the “Declaration”).

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) A certified copy of the Certificate of Trust of the Trust (the "Certificate of Trust") which was filed with the Secretary of State of the State of Delaware (the "Secretary of State") and effective on March 25, 2000 and related Certificate of Correction of Certificate of Trust (the “Certificate of Correction”);

(b) The Declaration;

(c) A certificate of good standing for the Trust issued by the Secretary of State on August 30, 2012;

(d) Action By The Board of Trustees By Written Consent In Lieu Of Meeting dated as of June 15, 2012 (the “June Resolutions") relating to the designation of the Cullen Value Fund as a series of the Trust (the "Series") and the Retail Class Shares, Class C Shares and Class I Shares (the “Class Shares”) of the Series;

The Trustees of Cullen Funds Trust

August 30, 2012

(e) A Certificate of the Secretary of the Trust dated August 30, 2012, with attachments (the “Certificate”), which sets forth Resolutions of the Board of Trustees (the “Board”) approved at a meeting of the Board held on August 23, 2012 (the “August Resolutions");

(e) The Statement of Additional Information dated August 30, 2012, relating to the Series (the "SAI");

(f) The Prospectus relating to the Class Shares of the Series dated August 30, 2012 (the “Class Prospectus”); and

(g) The By-Laws of the Trust dated as of March 25, 2000 (the “By-Laws”).

For purposes of this opinion, we have not reviewed any documents other than the documents listed above (the “Reviewed Documents”). We have conducted no independent factual investigation of our own, except with respect to the Certificate of Trust, but rather have relied solely upon the Reviewed Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to the Reviewed Documents, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For the purposes of this opinion, we have assumed the following: (i) that the Declaration constitutes the entire agreement between the parties thereto, is in full force and effect and will not be amended as of the date on which the Shares are issued, (ii) that the Reviewed Documents will not be amended as of the date on which the Shares are issued, (iii) that no action has been taken to dissolve or terminate the Trust, (iv) except to the extent of paragraph 1 of the opinion, that each of the parties to the Reviewed Documents has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (v) the legal capacity of natural persons who are signatories to the Reviewed Documents, (vi) that each of the parties to the Reviewed Documents has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vii) that each of the parties to the Reviewed Documents will have duly authorized, executed and delivered such documents as of the date on which the Shares are issued, (viii) that each person or entity to whom a Share is to be sold to and issued by the Trust (the “Share Holders”) pays for the Shares acquired by it in accordance with the By-Laws, the Declaration and the Class Prospectus, (ix) that the Shares are sold in the manner and in accordance with the terms and conditions set forth in the Class Prospectus, (x) that the books and records of the Trust set forth the names and addresses of all Share Holders in accordance with Section 1 of Article VI of the By-Laws, and (xi) that the

The Trustees of Cullen Funds Trust

August 30, 2012

Shares are issued and sold to the Share Holders in accordance with the Class Prospectus and the Declaration. We have not participated in the preparation of the SAI or the Class Prospectus and assume no responsibility for their contents, other than this opinion.

This opinion is based upon the application of the Delaware Statutory Trust Act, 12 Del. C. Ch. 38 (the “Act”), to the matters set forth herein, which is the law of Delaware normally applicable to such matters (with the exception that we have not been asked to consider Delaware securities and blue sky laws or Delaware tax laws). We do not express an opinion as to any federal laws or the laws of any other jurisdiction. This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing as a statutory trust under the laws of the State of Delaware.

2. The Shares of the Series have been duly authorized. When issued and delivered to a purchaser in accordance with the Declaration, the Resolutions, the Class Prospectus and the Act, and paid for by a purchaser as required by the Declaration, the Resolutions, the Class Prospectus and the Act, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-effective Amendment No. 29 to the Registration Statement of the Trust of which the Class Prospectus is a part. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

THE DELAWARE COUNSEL GROUP LLP